Exhibit 5 and 23.1

March 6, 2007

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

and

Mr. Stephen R. Fussell, Plan Administrator

of the Abbott Laboratories Stock Retirement Program

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Abbott Laboratories, an Illinois corporation, and have advised Abbott Laboratories in connection with the proposed offering of 14,000,000 additional common shares, without par value, of Abbott Laboratories (the “Shares”) and of an indeterminate amount of interests to be offered or sold pursuant to the Abbott Laboratories Stock Retirement Program (the “Program”), being offered pursuant to the Registration Statement on Form S-8 to which this is an exhibit (the “Registration Statement”).  The Registration Statement is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  In connection with the proposed offering and registration, I, or members of my staff, have examined or are otherwise familiar with:

(i)            the Registration Statement,

(ii)           the Restated Articles of Incorporation of Abbott Laboratories,

(iii)          the By-laws of Abbott Laboratories,

(iv)          the Abbott Laboratories Stock Retirement Trust (the “Trust”),

(v)           the Abbott Laboratories Stock Retirement Trust (Puerto Rico) (the “Puerto Rico Trust”),

(vi)          the Program, and

(vii)         all amendments to the Trust, the Puerto Rico Trust and the Program up to the date hereof.

In addition, I have made such other examinations and have ascertained or verified to my satisfaction such additional facts as I deem pertinent under the circumstances.

On the basis of such examinations, I am of the opinion that

1.                                       The common shares to be offered and sold under the Program may be (a) such as have been purchased for that purpose from the holders thereof; or (b) such as shall be newly issued by Abbott Laboratories. All legal and corporate proceedings necessary to the authorization and issuance of the common shares heretofore issued have been duly taken and such common shares are legally issued, fully paid and nonassessable outstanding common shares of Abbott Laboratories. As to such common shares as may be issued hereafter, either directly for the purposes of the Program or issued for other purposes and then acquired from the holders, they will, upon due authorization of the Board of Directors, if required, and upon receipt of the consideration for said common shares specified by the Board of Directors, be legally issued, fully paid and nonassessable outstanding common shares of Abbott Laboratories.

2.                                       The Program has been duly and legally authorized and adopted and both the Trust and the Puerto Rico Trust, created to implement the Program, have been duly and legally authorized and created.  The Trust is a valid trust enforceable according to its terms under the laws of the State of Illinois and the participants in Part A of the Program have valid beneficial interests in the Trust, subject to the terms of the Trust and Part A of the Program.  The Puerto Rico Trust is a valid trust enforceable according to its terms under the laws of the Commonwealth of Puerto Rico and the participants in Part B of the Program have valid beneficial interests in the Puerto Rico Trust, subject to the terms of the Puerto Rico Trust and Part B of the Program.

I hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement on Form S-8 to be filed by Abbott Laboratories with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Shares issuable pursuant to the Program and to the reference to me under the caption “Interests of Named Experts and Counsel” in such Registration Statement.

Sincerely,

/s/ Laura J. Schumacher

Laura J. Schumacher

Executive Vice President,

 General Counsel and Secretary